Exhibit (n.2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated April 17, 2019, relating to the consolidated financial statements and financial highlights of SuRo Capital Corp., and the effectiveness of SuRo Capital Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SuRo Capital Corp. for the year ended December 31, 2018.

We consent to use in this Registration Statement on Form N-2 of our report dated July 2, 2020, relating to the financial information set forth under the heading “Senior Securities” in such Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and the “Senior Securities” table in such Prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California

July 2, 2020